Exhibit 99.2
September 17, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports August 2018 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported August and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). Results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 3.8 percent increase in traffic on a 4.3 percent increase in capacity compared to August 2017. Load factor decreased 0.5 points to 85.7 percent.

The following table shows the operational results for August and year-to-date compared to the prior-year periods:

	August			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	4,195	4,024	4.2%	31,107	29,496	5.5%
Revenue passenger miles RPM (000,000) "traffic"	4,964	4,784	3.8%	37,086	34,910	6.2%
Available seat miles ASM (000,000) "capacity"	5,791	5,552	4.3%	44,072	41,148	7.1%
Passenger load factor	85.7%	86.2%	(0.5) pts	84.1%	84.8%	(0.7) pts

MAINLINE
Mainline reported a 2.6 percent increase in traffic on a 2.9 percent increase in capacity compared to August 2017. Load factor decreased 0.2 points to 86.2 percent. Mainline also reported 75 percent of its flights arrived on time in August 2018, compared to 78.5 percent reported in August 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for August and year-to-date compared to the prior-year periods:

	August			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,264	3,174	2.8%	24,352	23,094	5.4%
RPMs (000,000)	4,523	4,408	2.6%	33,888	32,245	5.1%
ASMs (000,000)	5,247	5,101	2.9%	40,054	37,831	5.9%
Passenger load factor	86.2%	86.4%	(0.2) pts	84.6%	85.2%	(0.6) pts
On-time arrivals as reported to U.S. DOT	75.0%	78.5%	(3.5) pts	82.2%	77.3%	4.9 pts

REGIONAL
Regional traffic increased 17.3 percent on a 20.6 percent increase in capacity compared to August 2017. Load factor decreased 2.2 points to 81.2 percent. Alaska's regional partners also reported 74.2 percent of its flights arrived on time in August 2018, compared to 76.3 percent in August 2017.

The following table shows regional operational results for August and year-to-date compared to the prior-year periods:

	August			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	931	850	9.5%	6,755	6,402	5.5%
RPMs (000,000)	441	376	17.3%	3,198	2,665	20.0%
ASMs (000,000)	544	451	20.6%	4,018	3,317	21.1%
Passenger load factor	81.2%	83.4%	(2.2) pts	79.6%	80.3%	(0.7) pts
On-time arrivals as reported to U.S. DOT	74.2%	76.3%	(2.1) pts	84.6%	78.9%	5.7 pts

Alaska Airlines and its regional partners fly 44 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 11 consecutive years from 2008 to 2018. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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